EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), effective as of September  29, 2014 ("Effective Date"), by and between VGTEL, INC., a New York corporation, with an office at 400 Rella Blvd., Montebello NY 10901 ("Company"), and  GREGORY WELLS, with an address at  Poway CA  ("Executive").

WHEREAS, the parties hereto desire to enter into this Agreement to define and set forth the terms and conditions of Executive’s employment by/with Company;

WHEREAS, Executive is willing to accept such employment and perform services for Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1.

Duties and Scope of Employment.    Company shall employ Executive in the position of Chief Executive Officer, with such duties and responsibilities including but not limited to the oversight and management of Company’s business/management, and other matters as agreed by Company and Executive, such as reasonably dictated by the Company’s Board of Directors (“Board”).

2.

Term of Employment.  (a) an initial One (1) year term, commencing on August 19, 2014 and continuing August 18, 2015 (“Initial Term”), and thereafter the Executive’s term of employment shall automatically be extended for additional one (1) year renewal terms (collectively, the "Additional Employment Period(s)") unless, not later than thirty (30) calendar days prior to such date, either Company or Executive shall have delivered written notice to the other party that such party does not wish to extend the term of employment. Executive’s employment with Company during the Additional Employment Periods shall be as an employee of Company, at all times subject to earlier termination of this Agreement in accordance with the notice and termination rights provided in Section 4 of this Agreement.  The terms Initial Term and Additional Employment Period shall as be individually and/or jointly referred to as “Employment Period”.

3.

Executive's Compensation and Benefits.

(a)  Base Salary.  (i)  Company shall pay a base salary to Executive as follows:  From August 19, 2014 to August 18, 2015, $14,583.33 per calendar month, payable semi-monthly in accordance with Company’s standard payroll policies.  Upon the execution of this Employment Agreement Company shall grant and immediately issue to Executive 250,000 shares of Company’s common stock, par value $0.0001 (“Common Stock”). If Executive completes his employment with Company for the Initial Term, then Company shall grant to Executive an option to purchase 500,000 shares of Common Stock, with an exercise price per share equal to 25% of the average closing price of the Common Stock during the five (5) trading days immediately prior to exercise.

(ii)  Company shall pay a base salary to Executive during each renewal Additional Employment Period as follows:  From August 19, 2015 to August 18, 2016, and for each subsequent yearly period thereafter, $16,666.66 per calendar month, or such other amounts as Executive and Company may mutually agree for subsequent Additional Employment Period(s), the same payable semi-monthly in accordance with Company’s standard payroll policies.

(b)  Company Shares, Options and Warrants.  All shares issued by Company to Executive hereunder, including all shares of common stock issuable upon exercise of all warrants, options or other convertible securities issued by Company to Executive pursuant to this Agreement (collectively, “Shares”) are to be issued in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act. The certificates evidencing the above mentioned Shares will contain a legend (A) stating that the Shares have not been registered under the Act and (B) setting forth or referring to the restrictions on transferability and sale of the Shares under the Act.  The issuance of the Shares in payment of services rendered are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D and Section 4(2).  Executive has represented that he is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that he is acquiring the Shares for investment purposes for his own respective account and not as nominees or agents, and not with a view to the resale or distribution thereof, and Executive understands that the Shares may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.  Executive shall have “tag-along” rights to sell the Shares of Common Stock issued by Company to Executive pursuant to this Agreement, on a proportionate basis, alongside the Company in any sales of Common Stock by the Company prior to consummation of an initial public offering by Company.  To the extent any Shares issued pursuant to this Agreement and held by Executive are not registered with the SEC on an appropriate registration statement, Executive shall have “piggyback” registration rights with respect to such Shares and such Shares shall be included in any subsequent registration statement filed by the Company with the SEC, subject only to the customary right of Company’s underwriters to exclude such shares from the registration statement as long as Executive is not treated less favorably than any other persons with piggyback registration rights.

(c)  Benefits.  Unless agreed otherwise, Executive shall be entitled participate in and receive all pension/401(k), health, dental, life, vision, long-term care, accident and disability insurance coverage and other benefits under Company's executive benefits plan that are generally made available to senior executives of Company on terms at least as favorable as those offered to other senior executives of the Company. The Company and Executive shall agree upon a Medical Plan conducive to the Company, Executive and other members who may be included in the coverage; provided, however, that if Company is unable to provide Executive with such benefits at the commencement of the Employment Period (or at any other time during the Employment Period) due to the terms and conditions of the applicable benefits plan or program (including any waiting periods or residency requirements thereunder), or for any other reason, Company agrees to reimburse Executive for all reasonable expenses and fees incurred by Executive in obtaining substantially equivalent benefits until such time that such benefits are provided by Company.

(d)  Vacation: Holidays. During the Initial Term, in addition to any Company-wide holidays, Executive shall receive three (3) weeks of paid vacation, which shall accrue on the first day of the Initial Term.  During each subsequent Additional Employment Period, in addition to any Company-wide holidays, Executive shall receive four (4) weeks of paid vacation, which shall accrue on the first day of each Additional Employment Period.  Unused vacation time shall accrue from year to year until used.  Accrued and unused vacation shall be paid to Executive upon his termination at a rate based on Executive’s base salary at the time of Executive’s termination of his employment with Company.  In addition, Executive will be provided the same sick leave and holiday benefits provided to other similarly-situated senior employees of Company.

(e)  Expenses.  Company shall reimburse Executive for all reasonable business and travel expenses actually incurred by or paid by Executive in the performance of duties and services on behalf of Company, in accordance with Company's expense reimbursement policy as in effect from time to time.  For all such expenses Executive shall furnish to Company appropriate supporting documentation in respect of which Executive seeks reimbursement, when and where applicable.  Additionally, Company shall provide Executive with a corporate credit card for all reimbursable business, travel and related reimbursements.

(f)  Bonus.  For each Employment Period during the term of this Agreement, Executive shall be paid a bonus (the "Performance Bonus(es)") to be determined by the Board upon completion of each Employment Period, subject to the achievement of certain conditions set forth by the Board following consultation with Executive. The conditions shall consist of a list of preset expectations assigned by the Board to the Executive based on achievement of meaningful milestones that are deemed critical for Company to achieve its short, medium and long term goals.  The conditions approved by the Board shall include reasonably achievable metrics calculated to provide Executive with minimum Performance Bonuses as follows: (i) annual cash Performance Bonus equal to at least fifty percent (50%) of Executive’s annual base salary then in effect, and (ii) additional Shares (including warrants, options or other securities convertible into Common Stock) to acquire such number of shares of Common Stock so that, when combined with the other Shares granted in Section 3(a) above, Executive will have the opportunity to receive, upon completion of his second (2nd) Additional Employment Period, total Shares (including immediately exercisable and unrestricted warrants, options and other securities convertible into Common Stock) equal to an aggregate of not less than 4.9% of the Fully Diluted Common Stock of the Company (inclusive of the Shares granted to Executive pursuant to this Agreement including this Section 3(f)), if the applicable conditions are satisfied.  To the extent Shares other than Common Stock are used to satisfy this requirement, such Shares shall be immediately exercisable and have an exercise price equal to the option exercise price set forth in Section 3(a)(ii) above. For purposes of this Agreement, "Fully Diluted Common Stock" shall mean the sum of (i) the number of shares of Common Stock then outstanding and (ii) the number of shares of Common Stock determined as if all options, warrants or other convertible securities or instruments or other rights to acquire Common Stock or any other existing or future classes of capital stock have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.  Payment of all Performance Bonus amounts shall be made within (90) days after such determination or the end of the applicable Employment Period, whichever occurs first.  Executive shall be eligible for the entire Performance Bonus only if the Executive is an employee of the Company during the entire applicable Employment Period, except in the event of a Termination for Cause; provided, however, Executive shall receive a prorated Performance Bonus through the effective date of termination if he is terminated (i) by Company without Cause (as defined herein), or (ii) based upon death or Disability (as defined herein), or (iii) pursuant to a resignation for Good Reason.  Payment of the Performance Bonus for the current fiscal year as of the Effective Date shall be prorated based on the number of days remaining in the applicable Employment Period.  The Company reserves the right to implement a bonus plan document to further describe the Performance Bonus which Executive acknowledges and agrees may place additional restrictions on the payment of the Performance Bonus consistent with reasonable industry practice but subject to the foregoing terms. The Board may from time to time award Executive additional bonuses in its sole and absolute discretion.

(g)  Rights Upon Termination.  Upon the termination of employment, Executive shall be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.  In addition, if Executive’s employment is terminated or not renewed by Company other than for “Cause” (as defined below) during any Additional Employment Period, or Executive’s employment is terminated by Executive for “Good Reason” (as defined below) during any Employment Period, then Company shall provide to Executive: (i) the Accrued Obligations (as defined below); (ii) the Health Insurance Obligations (as defined below); and (iii) as severance, Executive’s base salary in effect as of the termination date, for a period equal to ninety (90) days following termination (the “Severance Payment”, and together with the Accrued Obligations and the Health Insurance Obligations, the “Severance Obligations”).

(h)  Definitions.  For purposes of this Agreement:

(i)

“Accrued Obligations” shall mean (i) the amount of any accrued but unpaid base salary due and owing to Executive as of the date of termination of his employment, less applicable withholdings and deductions, (ii) the prorated amount of any accrued but unpaid Performance Bonus or other bonus or incentive compensation, if any, payable to Executive subject to the proportional achievement the performance conditions, (iii) any accrued but unpaid vacation or other paid time off, as required by law and/or this Agreement, (iv) reimbursement of expenses incurred by Executive in accordance with this Agreement and not previously reimbursed, and (iv) any and all other vested benefits.  All uncontested Accrued Obligations payable in cash shall be paid within fifteen (15) days after termination of Executive’s employment or as required by law.

(ii)

“Health Insurance Obligations” shall mean maintaining and providing for Executive, at no cost to Executive (other than employee contributions in accordance with the Company’s policies then in effect) for a period ending at the earlier of: (i) twelve (12) months after the date of termination, and (ii) the date of Executive’s full-time employment by another employer (provided that Executive is entitled under the terms of such new employment to benefits substantially similar to those described in this section), Executive’s continued participation in group health insurance and dental insurance offered by Company in which Executive was participating immediately prior to the date of termination.

4.

Termination.   (a)  Disability.    Executive’s employment shall terminate in the event of Executive’s ‘Disability’ (as defined herein), upon thirty (30) days’ written notice to Executive.  Executive shall be deemed to have a “Disability” if an independent medical doctor (selected by Company’s health insurer and reasonably acceptable to Executive or his legal representative) certifies that Executive, for ninety (90) consecutive days or one hundred eighty (180) non-consecutive days in any twelve (12) month period, has been unable to perform the essential functions of his job duties with or without reasonable accommodation, and the independent medical doctor provides a medical opinion that Executive will not be able to resume his duties hereunder on a full time basis for the remaining current Employment Period..  Executive, or his guardian, shall cooperate in submitting to a medical examination for the purpose of certifying Disability under this Section 4(a) if requested by Company.  For the avoidance of doubt, nothing in this Agreement shall preclude Company from temporarily filling Executive's position while Executive is on a leave of absence due to a Disability.

(b)  Termination Upon Death.    If the Executive should die during the term of this Agreement, the Company's obligations under this Agreement shall cease, and the Executive's employment shall be terminated as of the Executive’s date of death.

(c)  Termination by Company.   Company may terminate Executive's employment hereunder without ‘Cause’ (as defined herein) with at least ninety (90) days prior written notice.  In addition, Company may terminate Executive's employment hereunder for Cause at any time; provided, however, that prior to any termination of employment for ‘Cause’ (as the term is hereinafter defined), Company must first provide written notice to Executive within thirty (30) calendar days after the initial discovery of the condition, describing the existence of such triggering condition, and Executive shall thereafter have the right to remedy the condition within ten (10) calendar days of the date Executive received the written notice from Company, unless such breach/condition cannot be cured or remedied.  If Executive remedies the condition within such ten (10) calendar day period (or longer period, as provided in the preceding sentence), as reasonably determined by the Board after a diligent and good faith inquiry, then no Cause shall be deemed to exist with respect to such breach/condition.  If Executive does not remedy the breach/condition within such ten (10) calendar day period (or longer period, as provided herein), as reasonably determined by the Board after a diligent and good faith inquiry, then Company may deliver a notice of termination for Cause at any time within thirty (30) calendar days following the expiration of such cure period, in which case termination will be effective upon delivery of such notice.  For purposes of this Agreement, “Cause” shall mean the following:

(i)

Executive’s willful refusal or failure to carry out any reasonable direction or instruction issued by the Board, or his repeated willful failure to perform his duties and responsibilities under this Agreement to the reasonable satisfaction of the Board (other than as a result of a Disability);

(ii)

Executive’s breach of any material term of this Agreement or any written policy or Company procedure, in any material respect;

(iii)

Executive’s commission of an act of theft, fraud, embezzlement, falsification of Company documents, misappropriation of funds or other assets of Company, or other acts of dishonesty, misconduct or moral turpitude involving the property or affairs of Company or the carrying out of his duties for Company, which results in material damage to Company, provided however, that should Executive commission of acts as described in this subsection (iii) shall be disclosed, then Company shall be entitled to suspend Executive without the notice provision provided to Executive in subsection 4(c). If such inquiry is resolved without Executive being deemed to have committed such act(s), then Company shall promptly reinstate Executive and pay to him all compensation to which he otherwise would have been entitled, but for such suspension;

(iv)

Executive’s gross negligence or willful misconduct in connection with the execution of his duties, which results in material damage to Company, provided however, that should Executive commission of acts/conduct as described in this subsection (iv) result in material damage to Company, then Company shall be entitled to suspend Executive without pay.   If after the notice requirements under this Section 4(c) Executive is deemed to have cured/remedied the alleged acts/conduct, then Company shall promptly reinstate Executive and pay to him all compensation to which he otherwise would have been entitled, but for such suspension;

(v)

Executive’s conviction of (or entering of a plea of guilty or nolo contendere with respect to) any felony evidencing moral turpitude, fraud or embezzlement under the laws of the United States or any other jurisdiction, such conviction allowing Company to immediately terminate Executive, upon Company being apprised of such conviction, without any notice requirements under this Section 4(c); provided, however, that should Executive be indicted for any felony described in this subsection (v), Company shall be entitled to suspend Executive without pay pending resolution of such indictment and such suspension shall not be considered Good Reason (as defined herein); and provided further, that if Company suspends Executive pending resolution of such indictment, and such indictment is resolved without Executive being convicted (or entering a plea of guilty or nolo contendere with respect to) any felony that is the subject matter of such indictment, Company shall promptly reinstate Executive and pay to him all compensation to which he otherwise would have been entitled, but for such suspension; and

(vi)

Executive is found to be habitually and repeatedly under the influence of illegal substances or habitually and repeatedly intoxicated while performing services for Company provided however, that should Executive commission of acts as described in this subsection (vi) shall be disclosed, then Company shall be entitled to suspend Executive without the notice provision provided to Executive in subsection 4(c). If such inquiry is resolved without Executive being deemed to have committed such act(s), then Company shall promptly reinstate Executive and pay to him all compensation to which he otherwise would have been entitled, but for such suspension.

For purposes of this Section 4(c), no act, or failure to act, on Executive’s part shall be considered “willful” unless intentionally done, or intentionally omitted to be done, by him.  Determination as to whether or not Cause exists for termination of Executive’s employment will be made by the Board after a diligent and good faith inquiry.

 (d)  Termination by Executive.   Executive may terminate this Agreement on at least two (2) weeks’ notice, and Company shall have no obligations to Executive on and subsequent to the termination date except as specifically provided in this Agreement.  In addition, Executive may resign from his employment hereunder for Good Reason (as defined herein); provided, however, that prior to any resignation of employment for Good Reason, Executive must first provide written notice to Company within thirty (30) days of the initial existence of the condition, describing the existence of such condition, and Company shall thereafter have the right to remedy the condition within thirty (30) days after the date Company received the written notice from Executive.  If Company remedies the condition within such thirty (30) day period, then no Good Reason shall be deemed to exist with respect to such condition.  If Company does not remedy the condition within such thirty (30) day period, then Executive may deliver a notice of resignation for Good Reason at any time following the expiration of such cure period, in which case termination will be effective upon delivery of such notice.  If Executive’s employment is terminated by Executive for Good Reason during any Employment Period, the termination will be treated as a termination by Company of Executive’s employment other than for Cause and Executive will be entitled to the rights and benefits described in Section 3(g) above.  For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s prior written consent, of any of the following conditions:

(i)

The relocation of Company’s principal executive offices to a location outside a fifty (50) mile radius from its current location, or Company requiring Executive to be based anywhere other than Company’s principal executive offices, except for travel reasonably required on Company business;

(ii)

A material breach of this Agreement by Company, including, without limitation, the failure by Company to pay to Executive any portion of Executive’s then base salary, Performance Bonus, Shares, warrants or options, or other incentive or other form of compensation due under this Agreement, which, if correctable, remains uncured for fifteen (15) days following written notice to Company by Executive of such breach;

(iii)

Any material reduction in Executive’s base salary and/or Performance Bonus, or any material reduction in Executive’s comprehensive benefit package (other than changes to such plans as are required under applicable law or by group insurance carriers and other than such changes as are generally applicable to all senior executives of Company);

(iv)

The assignment to Executive of duties that represent or constitute a material adverse change or diminution in Executive’s position, duties, job title and/or responsibilities to Company; or

(v)

 A “Change in Control” of Company, which means the occurrence of (i) the consummation of a reorganization, merger, share exchange, consolidation, recapitalization or liquidation of Company; (ii) the sale or disposition of all or substantially all of the assets of the Company; or (iii) the acquisition by any third party, directly or indirectly, of fifty percent (50%) or more of the total voting power represented by Company’s then issued and outstanding stock or other voting securities.

5.

Notices.   All notices required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally, by certified or registered mail, return receipt requested, postage prepaid, or by overnight courier, to the parties at the following addresses listed above, or to such other persons at such other addresses as any party may, in the future, request by notice in writing to the other party to this Agreement.

6.

Successors and Assigns.   Any successor of Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Company's business and/or assets, shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as Company would be required to perform such obligations in the absence of such a succession.   This Agreement may not be assigned by Executive.

7.

Severability.   If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then both parties shall be relieved of all obligations arising under such provision, but only to the extent such provision is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if such is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives. The foregoing notwithstanding, if the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

8.

Entire Agreement; Integration  This Agreement, intended by the parties to be the final expression of their Agreement with respect to the employment of Executive by Company and supersedes all other prior or contemporaneous agreements, employment contracts, and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

9.

Unauthorized Disclosure.  During the period of his employment hereunder, the Executive shall not, without the prior written consent of the Company, disclose to any person, other than a person to whom disclosure is necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, services, improvements, designs, methodologies, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals, or policies, the disclosure of which he knows, or should have reason to know, could be damaging to the Company.  Following the termination of employment hereunder, the Executive shall not disclose any confidential information of the type described above except as may be required by order of court in connection with any judicial or administrative proceeding or inquiry; provided, however, nothing contained in this Section 9 shall apply to any knowledge or information that (1) is generally available to the public or becomes generally available to the public other than as a result of a disclosure in violation hereof by Executive, (2) prior to its disclosure, was available to Executive prior to his association with the Company or (3) becomes available to Executive from a source other than the Company.

10.

Amendments; Modifications.   This Agreement may be amended only by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.

Choice of Law; Dispute Resolution.  The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.  Each of the parties hereto agrees to submit all claims or disputes arising out of, or related to this Agreement or Executive's employment with Company, first to private and confidential non-binding mediation by Judicial Arbitration & Mediation Service, Inc. – San Diego Office of Dispute Resolution (“JAMS”).  Both parties shall participate in such mediation proceedings, in good faith, prior to proceeding with arbitration.  If the parties are unable to resolve such claim or dispute by non-binding mediation, then either party may thereafter submit the claim or dispute to private and confidential binding arbitration conducted by JAMS, before one (1) arbitrator.  Subject to the terms of this Section 11, the arbitration proceedings shall be governed by the rules of arbitration of JAMS and shall take place in San Diego, California.  The decision of the arbitrator shall be final and binding on each of the parties and judgment thereon may be entered in any court having jurisdiction.  This arbitration procedure is intended to be the exclusive method of resolving any claim arising out of or related to this Agreement.  The only exception to this arbitration provision shall be an action by either party seeking equitable, including injunctive, relief in a court of competent jurisdiction, which shall be brought exclusively in the state courts of the State of California, County of San Diego.  In the event of any arbitration or other action arising out of or related to this Agreement, the prevailing party in such arbitration or other action shall be entitled to receive an award of all costs and expenses of such arbitration or other action, including reasonable attorneys’ fees and costs, and all other expenses in connection therewith, in addition to any other award or remedy provided in such arbitration or action.  This dispute resolution agreement will cover all matters directly or indirectly arising out of or related to Executive’s employment, recruitment and/or termination of employment, including, but not limited to, claims involving laws against any form of discrimination or wrongful termination, and whether brought under federal or state law, and/or claims involving other employees.  Excluded from this arbitration provision are workers’ compensation claims, unemployment insurance claims or any other claim which is not subject to arbitration by law.

12.

Joint Construction.   The drafting and negotiation of this Agreement has been participated in by each of the parties hereto, and for all purposes, therefore, this Agreement shall be deemed to have been drafted jointly by each of the parties and any rule of construction concerning ambiguous terms being construed against the drafting party shall not be in effect.

13.

Withholding of Taxes.   Company may withhold from any amounts payable under this Agreement all federal, state, city, and other taxes as shall be required pursuant to any law or government regulation or ruling.

14.

Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.

Indemnification.  To the fullest extent permitted by applicable law, Company shall indemnify, defend and hold Executive harmless from and against all claims, losses, costs, liabilities, expenses (including reasonable attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by Executive in connection with any pending, threatened or completed action or proceeding, whether civil, criminal, administrative, or investigative, or any third party claims, that Executive is made a party to by reason of the fact that he is or was performing services as an employee, officer, director or agent of Company (including, but not limited to, his roles as President, Chief Executive Officer and as a Director of Company).  Such indemnification shall continue as to Executive even if he has ceased to be an employee, officer, director or agent of Company and shall inure to the benefit of Executive’s heirs and estate.  During Executive’s employment with Company and from and after the date that Executive’s employment is terminated for any reason whatsoever, Executive shall receive the same benefits provided to any of Company’s officers and directors under any applicable directors’ and officers’ liability insurance or similar policy, indemnification agreement, Company policy and/or the Bylaws of Company, in each case, as may be amended or restated from time to time.

16.

Counterparts.   This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

17.

Non-Solicitation; Outside Activities.   (a)  For a period of twelve (12) months immediately following Executive's termination of employment, the Executive will not, directly or indirectly, recruit or hire or solicit any person who, during the 12-month period preceding the date of recruitment or hiring or solicitation, was an executive, employee or contractor of the Company or any of its subsidiaries or affiliates.  However, nothing contained in this Agreement shall prohibit the Executive from placing or hiring based upon non-targeted general solicitations of employment for his own behalf or on behalf of any third party.

(b)

Furthermore, during the Employment Period, Executive shall devote his full energies, interest, abilities, and productive time to the performance of duties for Company as described hereunder and shall not, without Company's prior written consent:

(i)

render to others services of any kind, or engage in any other business activity that materially interferes with the performance of his duties under this Agreement;

(ii)

perform any services, directly or indirectly, whether as an employee, consultant, independent contractor, for any person or entity competing, directly or indirectly with Company;

(iii)

own, directly or indirectly, whether as partner, creditor, shareholder, or otherwise, any interest in any entity competing, directly or indirectly, with the Company;

(iv)

promote, participate, or engage in any activity or other business competitive with the Company; compete, directly or indirectly, with any products or services marketed or offered by the Company; or

(v)

engage in any activity which constitutes a conflict of interest.

(c)

Notwithstanding the above, nothing contained in this Agreement or this Paragraph 17 shall prohibit the Executive at any time from: (i) acquiring, making and managing personal business investments of his choice; (ii) serving in any capacity with any civic, educational or charitable organizations and/or any trade associations, or (iii) serving on the boards of directors of other for-profit entities from time to time; provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder.

18.

Return of Materials.  All property, including, without limitation, all books, manuals, memorandums; policy statements, correspondence (letters, telegrams, mailgrams), minutes of meetings, agendas, interoffice communications, forecasts, analyses, working papers, charts, expense account reports, ledgers, journals, financial statements, statements of accounts, data compilations, records, reports, notes, memoranda, computer disks, flow charts, computer documents and computer software, data sheets, contracts, lists, and other documents, proprietary information and equipment pertaining to the business of Company or any of its subsidiaries and associates that may come into the possession or control of Executive, or furnished to and/or prepared by Executive, shall at all times remain the property of Company or such subsidiary or associate, as the case may be.  On termination of Executive's employment for any reason, Executive agrees to deliver promptly to Company all such property of Company in the possession of Executive or directly or indirectly under the control of Executive.  Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other properly of Company.

19.

Indemnification of Executive Relating to Section 409A.  The Company agrees to defend, indemnify and hold Executive harmless for any additional taxes, penalties and interest assessed against Executive pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (collectively, “Section 409A”), because of any negligent actions taken, or negligent failure to take any action, by Company that results in a failure to comply with Section 409A, with regard to any payment or distribution made or to be made under this Agreement (or of any award of compensation, including equity compensation or benefits).  Company agrees to pay Executive an additional payment for any such additional taxes, penalties and interest that may be assessed under Section 409A, such that, after payment by Executive of the additional taxes, penalties and interest assessed under Section 409A, Executive will be in the economic position Executive would have been had such payment or distribution not been determined to be noncompliant with Section 409A.

20.

Gross-Up for Excess Parachute Payments.  In the event that any payment, insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to Executive hereunder shall (i) constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Code (“Parachute Payments”) and (ii) be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the “Excise Tax”), then the Company shall pay to Executive an additional amount (the “Gross-Up Amount”) such that the net benefits retained by Executive after deduction of the Excise Tax (including interest and penalties) and any federal, state or local income taxes (including interest and penalties) upon the Gross-Up Amount, shall be equal to the benefits that would have been delivered hereunder had the Excise Tax not been applicable and the Gross-Up Amount not paid.  For purposes of determining the Gross-Up Amount: (x) the amount of the Excise Tax and related income tax consequences attributed to benefits under this Agreement shall be equal to the increase in such taxes compared to such taxes that would have been payable by Executive if none of the benefits under this Agreement had been Parachute Payments; and (y) Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for Executive’s taxable year in which the Gross-Up Amount is includable in Executive’s income for purposes of federal, state, and local income taxation.  Any Gross-Up Amounts due under this Section 20 shall be paid in accordance with Section 1.409A-3(i)(1)(v) of the Treasury Regulations (or any successor provisions thereto).

21.

Executive Representations and Warranties.  Executive represents and warrants as of the date of his initial hiring by the Company, the Effective Date, and during the Employment Period that:

(a)

Neither the execution of this Agreement, nor employment with the Company, nor performance of the duties required hereby will violate any obligations of Executive to any former employer or breach any agreement to keep in confidence information acquired by Executive before Executive's employment by the Company; and,

(b)

Executive has not entered into, and will not enter into any agreement, either written or oral, that conflicts with this Agreement.

22.

Voluntary Execution.  Executive acknowledges that he has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein. The Executive has been advised to obtain independent legal counsel regarding this Agreement and the Executive is signing this Agreement knowingly and voluntarily.

23.

No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including without limitation bankruptcy, garnishments, attachment or other creditor's process, and any action in violation of this paragraph shall be void.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

VGTEL, INC.

By: /s/ Neil Fogel

Name:

Neil Fogel

Title:

Chief Financial Officer

By: /s/ Gregory Wells

GREGORY WELLS, Individually

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